                                                                    EXHIBIT 10.5



                             CONTRIBUTION AGREEMENT


        CONTRIBUTION AGREEMENT ("Agreement"), dated as of November 4, 1997, by and among Oppenheimer Group, Inc., a Delaware corporation ("Opgroup"), Oppenheimer Financial Corp., a Delaware corporation ("Opfin"), PIMCO Advisors L.P., a Delaware limited partnership ("PIMCO Advisors"), and Value Advisors LLC, a Delaware limited liability company ("Value Advisors"). Capitalized terms used herein and not otherwise defined herein shall have the meanings provided in that certain Agreement and Plan of Merger, dated November 4, 1997 (the "Merger Agreement"), by and among Opgroup, Opfin, PIMCO Advisors, PIMCO Advisors Transitory Merger LLC, a Delaware limited liability company, the Seller Trust, under Declaration of Trust dated July 22, 1997, as amended, and the Indemnity Trust, under Declaration of Trust dated July 22, 1997, as amended.

        WHEREAS, Opgroup owns all of the stock of Opfin, and Opfin owns (i) all of the member interests of Value Advisors and (ii) a 1% general partner interest in Oppenheimer Capital, L.P., a Delaware limited partnership (the "Opcap LP Interest"), an approximate 32% general partner interest in Oppenheimer Capital, a Delaware general partnership, a 1% general partner interest in Opcap Advisors, a Delaware general partnership , a 1% general partner interest in OCC Distributors, a Delaware general partnership, and a 1% general partner interest in 225 Liberty Street Advisers, L.P. , a Delaware limited partnership (collectively, the "Interests");

        WHEREAS, Opfin desires to contribute, transfer and assign to PIMCO Advisors, in exchange for the issuance by PIMCO Advisors of Class C units of limited partner interest in PIMCO Advisors ("Class C Units"), all right, title, interest, benefits, burdens and obligations of and to all of Opfin's interest in the Interests and as a member of Value Advisors; and

        WHEREAS, PIMCO Advisors desires to contribute, transfer and assign to Value Advisors, as a capital contribution thereto, all right, title, interest, benefits, burdens and obligations of and to all of the Interests other than the Opcap LP Interest;

        NOW THEREFORE, with reference to the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Contributions

               (a) Effective as of the date hereof, Opfin shall contribute, transfer and assign to PIMCO Advisors all of Opfin's right, title, interest, benefits, burdens and obligations as a member of Value Advisors, free and clear of all liens, security interests and competing claims.

               (b) Effective as of the date hereof, and following the contribution described in Section 1(a), Opfin shall contribute, transfer and assign to PIMCO Advisors all of Opfin's right, title, interest, benefits, burdens and obligations, to and under all of the Interests, free and clear of all liens, security interests and competing claims, and PIMCO Advisors shall contribute, transfer and assign to Value Advisors all of PIMCO Advisors' right, title, interest, benefits, burdens and obligations, to and under all of the Interests other than the Opcap LP Interest, free and clear of all liens, security interests and competing claims

               (c) The contributions, transfers and assignments described in
Section 1(b), other than with respect to the Opcap LP Interest, shall be effected through a direct assignment to and assumption by Value Advisors, as provided in the Assignment and Assumption attached hereto as Exhibits A, B and
C. The parties agree that such assignments and assumptions are being effected directly to Value Advisors in order to minimize the costs, expenses and complications that might be associated with multiple and duplicative transfers of identical assets and liabilities; provided, however, that for purposes of all tax and other applicable federal and state laws, such assets and liabilities shall be treated and deemed as having been transferred to PIMCO Advisors and then transferred by PIMCO Advisors to Value Advisors.

               (d) The contributions, transfers and assignments of the Opcap LP Interest as described in Section 1(b) and the member interest in Value Advisors as described in Section 1(a) shall be effected as a direct assignment and assumption by PIMCO Advisors as provided in the Assignment and Assumption attached hereto as Exhibits D and E, respectively.

        Section 2.    Unit Issuance

               (a) Effective as of the date hereof, in exchange for the Interests and the member interest in Value Advisors (subject to the related liabilities), PIMCO Advisors shall issue to Opfin 6,000,000 Class C Units.

               (b) The number of Class C Units to be issued pursuant to subsection (a) above shall be subject to adjustment in accordance with the provisions of this Agreement.

        Section 3.    Purchase Price Adjustment

               (a) In entering into this Agreement, the parties have attempted, based on the information available as of the date of this Agreement, to agree on a purchase price, as reflected in the Class C Units issued pursuant to Section 2, that represents fair consideration for the assets being transferred to PIMCO Advisors by Opfin pursuant to Section 1. This Section 3 is intended to provide for adjustments to the consideration being transferred by and to the parties pursuant to Section 1 upon the occurrence of certain contingent events.

               (b) If a Loss (as defined below) is incurred by PIMCO Advisors or its direct or indirect subsidiaries (other than Opgroup or Opfin) and, as a result of such Loss, Opgroup receives an Indemnification Payment (as defined below) in excess of any Loss incurred by Opgroup or Opfin attributable to the same Loss event (the excess portion thereof, an "Excess Indemnification Payment"), then (i) if the Indemnification Payment is in the form of a reduction in Face Amount under the terms of the Certificate of Long-Term Indemnity Indebtedness dated November 4, 1997 issued by Opgroup (the "Certificate"), Opfin shall transfer to PIMCO Advisors a number of Class C Units equal to the quotient of (x) 6,000,000 multiplied by the amount of the reduction in Face Amount constituting such Excess Indemnification Payment divided by (y) $265 million, or (ii) if the Excess Indemnification Payment is in cash, Opgroup shall contribute such cash to PIMCO Advisors.

               (c) As used herein "Losses" shall mean any and all losses, damages and liabilities, joint or several, and expenses (including, without limitation, attorney fees and other costs of litigation, arbitration and settlement) suffered or incurred by a Opgroup, Opfin, PIMCO Advisors or any or their respective subsidiaries based upon, related to or arising from the Money Management Business, Value Advisors or the Interests, or which are otherwise attributable to the Merger Agreement or the transactions contemplated thereby,
(i) reduced by the Present Value Benefit realized or realizable by the person suffering the Loss in connection with or as a result of the incurrence of such losses, claims, damages, liabilities and expenses and (ii) reduced by any applicable insurance proceeds actually received by the person which suffered the Loss. Without limitation of the foregoing, Losses shall include (x) punitive damages awarded to a third party and (y) consequential damages.

               (d) As used herein the term "Indemnification Payment" means a reduction in Face Amount of the Certificate or an indemnification payment received by Opgroup pursuant to the provisions of the Tax Indemnity Agreement or the Release and Indemnity Agreement.

        Section 4.    Liquidity Assistance

               (a) Following the Class C Unit issuance described in Section 2, PIMCO Advisors shall loan Opgroup the sum of $35,000,000 (the "Initial Advance"), and Opgroup shall use a portion of the proceeds of such loan to repay unpaid principal and interest on that certain 10% note due 2012, in the principal amount of $32,193,000, originally issued by Oppenheimer Equities, Inc. to Oppenheimer Capital, L.P. The Initial Advance shall bear interest at PIMCO Advisors' cost of funds plus 50 basis points. All principal and unpaid interest on the Initial Advance and shall be due and payable on demand.

               (b) As further consideration for the contributions described in
Section 1, in the event that Opgroup or Opfin has a Loss for which Opgroup does not receive an Indemnification Payment in cash, then the Company agrees to loan to Opgroup (each loan a "Loss Advance") an amount of cash sufficient, after any applicable taxes, to cover the Loss. Loss Advances shall bear interest at PIMCO Advisors' cost of funds plus 50 basis points. All principal and unpaid interest on a Loss Advance and shall be due and payable on demand.

               (c) In the event that Opgroup requires additional cash to fund interest payments on its 6% Senior Notes due December 1, 2037 (the "6% Senior Notes") or that certain Certificate of Long-Term Indemnity Indebtedness dated November 4, 1997 (the "Certificate"), PIMCO Advisors may in its discretion make loans to Opgroup (a "Shortfall Loan") to fund such interest obligations. Shortfall Loans shall bear interest at PIMCO Advisors' cost of funds plus 50 basis points. All principal and unpaid interest on a Shortfall Loan and shall be due and payable on demand.

               (d) Each of the parties hereto agrees, that obligations under the Initial Advance and any Loss Advance or Shortfall Loan are subordinated in right of payment to the prior payment in full of all obligations under the 6% Senior Notes and the Certificate (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of 6% Senior Notes and the Certificate.

               If a default in the payment of any principal or interest on the 6% Senior Notes or the Certificate occurs and is continuing beyond any applicable grace period, the Company may not make any payment to PIMCO Advisors with respect to the Initial Advance or any Loss Advance or Shortfall Loan and may not acquire from PIMCO Advisors any notes evidencing such obligations for cash or property until all principal and other obligations with respect to the 6% Senior Notes and the Certificate have been paid in full.

               Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, holders of the 6% Senior Notes and the Certificate shall be entitled to receive payment in full of all obligations due in respect of such indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable instrument) before PIMCO Advisors or its assigns shall be entitled to receive any payment with respect to the Initial Advance, Loss Advance or Shortfall Loan, and, until all obligations with respect to the 6% Senior Notes and the Certificate are paid in full, any distribution to which PIMCO Advisors or its assignees would be entitled but for this paragraph (c) shall be made to holders of 6% Senior Notes and the Certificate.

        In the event that PIMCO Advisors or its assigns receives any payment of any obligations with respect to the Initial Advance or any Loss Advance or Shortfall Loan at a time when the such payment is prohibited by this paragraph
(c), such payment shall be held by such person in trust for the benefit of, and shall be paid over and delivered, upon written request, to, the holders of the 6% Senior Notes and the Certificate, for application to the payment of all obligations with respect thereto remaining unpaid.

        Section 5.    Amendments, Waiver.

        This Agreement may not be amended, modified or waived except by written instrument executed by the parties hereto.

        Section 6.    Entire Agreement.

        This Agreement (including Exhibits and any documents executed by the parties simultaneously herewith or pursuant hereto) constitutes the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

        Section 7.    Interpretation.

        When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 8.    Severability.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other Jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 9. Binding Effect; No Third Party Beneficiaries; No Assignment.

        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

        Section 10.   Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

        Section 11.   Governing Law.

        This agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the state of Delaware, without regard to applicable choice of law provisions thereof.

        [Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.



Oppenheimer Group, Inc.,                   PIMCO Advisors L.P.,
a Delaware corporation                     a Delaware limited partnership



By:   /s/ KENNETH M. POOVEY                By:   /s/ KENNETH M. POOVEY
      ---------------------------                ---------------------------
Name: Kenneth M. Poovey                    Name: Kenneth M. Poovey
Title: Executive Vice President            Title: Executive Vice President



Oppenheimer Financial Corp.,               Value Advisors LLC,
a Delaware corporation                     a Delaware limited liability company



By:   /s/ KENNETH M. POOVEY                By:   /s/ KENNETH M. POOVEY
      ---------------------------                ---------------------------
Name: Kenneth M. Poovey                    Name: Kenneth M. Poovey
Title: Executive Vice President            Title: Executive Vice President